     As filed with the Securities and Exchange Commission On August 25, 1998
                                                           File No. 333-
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            MTR GAMING GROUP, INC.
                            ----------------------
            (exact name of registrant as specified in its charter)

            DELAWARE                              84-1103135
            --------                              ----------
  (State or other jurisdiction        (IRS Employer Identification Number)
       of incorporation)

       STATE ROUTE 2 SOUTH, P.O. BOX 358, CHESTER, WEST VIRGINIA  26034
       ----------------------------------------------------------------
                   (Address of principal executive offices)

                 Agreements dated as of May 31, 1994, as amended,
         October 1, 1994, May 30, 1995, October 11, 1995, October 8, 1996,
               January 27, 1998, February 18, 1998 and July 29, 1998
                        1992 Employee Stock Option Plan
                             1996 Stock Option Plan
                         1996 Amended Stock Option Plan
                           1998 Stock Incentive Plan
                             (Full title of plans)

                               EDSON R. ARNEAULT
        STATE ROUTE 2 SOUTH, P.O. BOX 358, CHESTER, WEST VIRGINIA 26036
                    (Name and address of agent of service)

                                (304) 387-5712
         (Telephone number, including area code, or agent for service)

                          Copies of Communication to:
                             ROBERT L. RUBEN, ESQ.
                           EDWARD A. FRIEDMAN, ESQ.
                             RUBEN & ARONSON, LLP
                        3299 K STREET, N.W., SUITE 403
                            WASHINGTON, D.C. 20007
                                (202) 965-3600
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE       AMOUNT TO BE    OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
     REGISTERED                  REGISTERED           SHARE                PRICE          REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Shares of Common Stock
   $.00001 par value               950,000           $ 2.41   (1)      $ 2,289,500.00        $   675.40
-----------------------------------------------------------------------------------------------------------
                                   444,632           $ 1.2188 (1)      $   541,917.48        $   159.87
                            -------------------------------------------------------------------------------
                                   860,000           $ 2.15625(1)      $ 1,854,375.00        $   547.04
                            -------------------------------------------------------------------------------
                                   750,000           $ 1.3438 (1)      $ 1,007,850.00        $   297.32
                            -------------------------------------------------------------------------------
                                   640,000           $ 0.5625 (1)      $   360,000.00        $   106.20
                            -------------------------------------------------------------------------------
                                   397,334           $ 1.06   (1)      $   421,174.04        $   124.25
                            -------------------------------------------------------------------------------
                                   183,333           $ 0.50   (1)      $    91,666.50        $    27.04
                            -------------------------------------------------------------------------------
                                   250,000           $ 2.39   (2)      $   597,500.00        $   176.26
                            -------------------------------------------------------------------------------
                                    50,000           $ 2.375  (1)      $   118,750.00        $    35.03
                            -------------------------------------------------------------------------------
                                    45,000           $ 2.00   (1)      $    90,000.00        $    26.55
                            -------------------------------------------------------------------------------
                                    30,000           $ 1.4375 (1)      $    43,125.00        $    12.72
-----------------------------------------------------------------------------------------------------------
      Total                      4,600,299                             $ 7,415,858.02        $ 2,187.68
-----------------------------------------------------------------------------------------------------------


(1) Based, pursuant to Rule 457(h), on the exercise price of the related option. Represents shares issuable upon the exercise of options granted by the Company prior to the date hereof.
(2) Based, pursuant to Rule 457(c), on $2.39 per share, which was the average of the high and low prices of the Registrant's Common Stock on the National Association of Securities Dealers Automated Quotation System on August 21, 1998. Includes 250,000 shares that may be issued by the Company upon the exercise of Options that may be granted by the Company in the future under the 1992 Employee Stock Option Plan.

                            MTR GAMING GROUP, INC.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INFORMATION INCORPORATED BY REFERENCE.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") by MTR Gaming Group, Inc. (the "Company" or the "Registrant"):

     (a) The Registrant's Annual Report on Form 10-K (File No. 0-20508) for the fiscal year ended December 31, 1997, as amended on Form 10-K/A filed on May 22, 1998;

     (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

     (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998

     (d)  The Company's Current Report on Form 8-K (filed on February 20,
1998);

     (e) The Company's Current Report on Form 8-K (filed on May 20, 1998) as amended on the Company's Current report on Form 8-K/A (filed on July 15,
1998); and

     (f) The description of the Common Stock of the Company, par value $.00001 per share ("Common Stock") contained in the Company's Registration Statement on Form 8-A dated August 6, 1992.

     All documents filed with the Commission by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.        DESCRIPTION OF SECURITIES.

     Not Applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

     A member of the law firm of Ruben & Aronson, LLP, which is counsel to the Company, owns 38,228 shares of Common Stock and options to acquire beneficial ownership of 500,000 shares of Common Stock (all of which shares may be acquired within 60 days).

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers an employees of corporations under certain conditions and subject to certain limitations. In addition,
Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a corporation to provide, in its articles of incorporation, that directors shall not have liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty, subject to certain prescribed exceptions.

     In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Certificate and By-laws of the Company are consistent with Section 145. The Certificate provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) for acts specified in Title 8, Section 174 of the DGCL, or (iv) for which the director derived an improper personal benefit.

     In addition to the Certificate, the Company's By-laws provide indemnification (the "Indemnity Provisions") for any person who is or was a party to any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, investigative procedure by reason of the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or served in such capacity with another entity at the Company's request (such persons are defined as an "Indemnified Party" or "Indemnified Parties"). With respect to third party actions, the Indemnity Provisions represent the Company's commitment to indemnify based on such persons incurring expenses (including legal fees) judgments, fines, excise taxes, and amounts paid in settlement based on civil or criminal matters. In the case of a civil matter, the Indemnified Parties must have acted in good faith and in a manner reasonably believed by that person to be in or not opposed to the best interests of the Company. With respect to a criminal matter, the person must have had no reasonable cause to believe that the conduct was unlawful.

     With respect to derivative actions, Indemnified Parties are entitled to indemnification for any and all expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the settlement or defense of such actions. The Indemnified Party must show that he or she acted in good faith and a manner reasonably believed by that person to be in or not opposed to the best interests of the Company, except that no indemnification shall be available if such person has been adjudged liable for negligence or misconduct in performing his or her duties to the Company, unless the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Nonetheless, if the Indemnified Party is successful on the merits or otherwise, he or she need not show that the applicable standard of conduct was met. If not successful on the merits, any indemnification may only be made if the Indemnified Party applies to the Company for indemnification and (i) a majority vote of a quorum of the Board, or (ii) if a quorum is not available or even if obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by vote of the stockholders of the Company.

     With respect to both derivative actions and third party actions, the Indemnity Provisions also provide for the advancement of expenses, including actual and reasonable attorneys' fees, incurred in defending or investigating any action, suit, proceeding or claim, subject to a written affirmation by the Indemnified Party or person requesting an advance for such Indemnified Party that he or she has met the applicable standard of conduct and that he or she will repay such advance if it is ultimately determined that he or she did not meet the applicable standard of conduct.

     Notwithstanding the foregoing, the Company has discretion to impose as conditions to any of the Indemnification Provisions, such requirements as may appear appropriate in the specific case including but not limited to: (a) that any counsel representing the person be mutually acceptable to the Company and the Indemnified Party, (b) that the Company has the right to assume control of the defense of such Indemnified Party, and (c) that the Company shall be subrogated to the extent of any payments made by way of indemnification to all of such Indemnified Party's right of recovery, and do everything necessary to assure such rights of subrogation to the Company.

     The rights of Indemnified Parties under the Indemnity Provisions are not exclusive of any other rights Indemnified Parties may have under the Certificate, any agreement, vote of stockholders, vote of disinterested directors, any liability insurance policies or otherwise. The Company currently maintains a Directors and Officers liability insurance policy with coverage of $10,000,000. Although the Company believes the policy and its coverage limits to be adequate, the policy may not provide coverage in all circumstances in which the Company's directors and officers are entitled to indemnification and may not cover the Company's total liability to its directors and officers even in cases where coverage is provided.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Indemnified Parties pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.   EXHIBITS

     4.1 Non-Qualified Stock Option Agreement by and between the Company and Edson R. Arneault dated as of July 29, 1998.(1)

     4.2 Non-Qualified Stock Option Agreement by and between the Company and Thomas K. Russell dated as of July 29, 1998.(1)

     4.3 Non-Qualified Stock Option Agreement by and between the Company and Mark Russell dated as of July 29, 1998.(1)

     4.4 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 1992 Employee Stock Option Plan.(1)

     4.5 Agreement by and between the Company, William Blair and Bonnie Blair dated as of May 31, 1994 and First Amendment thereto dated January 12, 1995.(1)

     4.6 Employment Agreement by and between the Company and Paul Anthony dated as of October 1, 1994.(1)

     4.7 Agreement by and between the Company and Robin Reynolds dated as of May 30, 1995.(1)

     4.8 Non-Qualified Stock Option Agreement by and between the Company and Thomas K. Russell dated as of July 29, 1998.(1)

     4.9 Non-Qualified Stock Option Agreement by and between the Company and Donald E. Saunders dated as of July 29, 1998.(1)

     4.10 Separation Agreement by and between the Company and Barbara A. Sigler dated as of October 11, 1995.(1)

     4.11 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 1996 Stock Option Plan.(1)

     4.12 Severance Agreement by and between the Company and Julie B. Waring dated as of October 8, 1996.(1)

     4.13 Non-Qualified Stock Option Agreement by and between the Company and Robert A. Blatt dated as of July 29, 1998.(1)

     4.14 Non-Qualified Stock Option Agreement by and between the Company and Robert L. Ruben dated as of July 29, 1998.(1)

     4.15 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 1996 Amended Stock Option Plan.(1)

     4.16 Non-Qualified Stock Option Agreement by and between the Company and Robert A. Blatt dated as of July 29, 1998.(1)

     4.17 Non-Qualified Stock Option Agreement by and between the Company and Robert L. Ruben dated as of July 29, 1998.(1)

     4.18 Non-Qualified Stock Option Agreement by and between the Company and Nelson Robinson dated as of July 29, 1998.(1)

     4.19 Agreement by and between the Company and James V. Stanton dated as of February 18, 1998.(2)

     4.20 Agreement by and between the Company and William D. Fugazy, Jr. dated as of February 18, 1998.(2)

     4.21 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 1998 Stock Incentive Plan.(1)

     4.22 Non-Qualified Stock Option Agreement by and between the Company and Sherrilyn D. Farkas dated as of July 29, 1998.(1)

     4.23 Non-Qualified Stock Option Agreement by and between the Company and Mary Jo Needham dated as of July 29, 1998.(1)

     4.24 Non-Qualified Stock Option Agreement by and between the Company and Dale Maurer dated as of July 29, 1998.(1)

     4.25 Non-Qualified Stock Option Agreement by and between the Company and Tamara Pettit dated as of July 29, 1998.(1)

     5.1       Opinion of Ruben & Aronson, LLP.(1)

------------------------
(1)  Filed herewith.
(2) Incorporated by reference to the Company's current report on Form 8-K as filed with the Commission on February 20, 1998.

     10.1      1992 Employee Stock Option Plan of the Company.(3)

     10.2      1996 Stock Option Plan of the Company.(4)

     10.3      1996 Amended Stock Option Plan of the Company.(5)

     10.4      1998 Stock Incentive Plan of the Company.(6)

     23.1      Consent of Corbin & Wertz, Independent Public Accountants.(1)

     23.2      Consent of Ruben & Aronson, LLP (included in Exhibit 5.1).

     24.1      Power of Attorney (included at page 6)

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating

-----------------------
(3) Incorporated by reference to the Company's Proxy Statement dated July 16, 1993, as filed with the Commission with respect to its 1993 Annual Meeting.

(4) Incorporated by reference to the Company's Proxy Statement dated September 17, 1996, as filed with the Commission with respect to its 1996 Annual Meeting.

(5) Incorporated by reference to the Company's Proxy Statement dated September 1, 1997, as filed with the Commission with respect to its 1997 Annual Meeting.

(6) Incorporated by reference to the Company's Proxy Statement dated July 17, 1998, as filed with the Commission with respect to its 1998 Annual Meeting.

to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be in the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, State of West Virginia on August 25, 1998.

                              MTR GAMING GROUP, INC.

                              By: /s/ EDSON R. ARNEAULT
                                 -------------------------------------
                                   Edson R. Arneault,
                                   CHAIRMAN OF THE BOARD AND PRESIDENT

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edson R. Arneault and Robert L. Ruben, or either or them, jointly and severally, his true and lawful attorneys-in-fact and agents, with full powers and substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                               Date

/s/ Edson R. Arneault
--------------------------  Chairman of the Board and           August 25, 1998
Edson R. Arneault           President, (Principal Executive
                            Officer Principal Financial and
                            Accounting Officer)

/s/ Robert A. Blatt
--------------------------  Director                            August 25, 1998
Robert A. Blatt

/s/ Robert L. Ruben
--------------------------  Director                            August 25, 1998
Robert L. Ruben

/s/ James V. Stanton
--------------------------  Director                            August 25, 1998
James V. Stanton

/s/ William D. Fugazy, Jr.
--------------------------  Director                            August 25, 1998
William D. Fugazy, Jr.

                                 EXHIBIT INDEX
     EXHIBIT
       NO.              DOCUMENT
     -------            --------

     4.1 Non-Qualified Stock Option Agreement by and between the Company and Edson R. Arneault dated as of July 29, 1998.(1)

     4.2 Non-Qualified Stock Option Agreement by and between the Company and Thomas K. Russell dated as of July 29, 1998.(1)

     4.3 Non-Qualified Stock Option Agreement by and between the Company and Mark Russell dated as of July 29, 1998.(1)

     4.4 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 1992 Employee Stock Option Plan.(1)

     4.5 Agreement by and between the Company, William Blair and Bonnie Blair dated as of May 31, 1994 and First Amendment thereto dated January 12, 1995.(1)

     4.6 Employment Agreement by and between the Company and Paul Anthony dated as of October 1, 1994.(1)

     4.7 Agreement by and between the Company and Robin Reynolds dated as of May 30, 1995.(1)

     4.8 Non-Qualified Stock Option Agreement by and between the Company and Thomas K. Russell dated as of July 29, 1998.(1)

     4.9 Non-Qualified Stock Option Agreement by and between the Company and Donald E. Saunders dated as of July 29, 1998.(1)

     4.10 Separation Agreement by and between the Company and Barbara A. Sigler dated as of October 11, 1995.(1)

     4.11 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 1996 Stock Option Plan.(1)

     4.12 Severance Agreement by and between the Company and Julie B. Waring dated as of October 8, 1996.(1)

     4.13 Non-Qualified Stock Option Agreement by and between the Company and Robert A. Blatt dated as of July 29, 1998.(1)

     4.14 Non-Qualified Stock Option Agreement by and between the Company and Robert L. Ruben dated as of July 29, 1998.(1)

     4.15 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 1996 Amended Stock Option Plan.(1)

     4.16 Non-Qualified Stock Option Agreement by and between the Company and Robert A. Blatt dated as of July 29, 1998.(1)

     4.17 Non-Qualified Stock Option Agreement by and between the Company and Robert L. Ruben dated as of July 29, 1998.(1)

     4.18 Non-Qualified Stock Option Agreement by and between the Company and Nelson Robinson dated as of July 29, 1998.(1)

     4.19 Agreement by and between the Company and James V. Stanton dated as of February 18, 1998.(2)

     4.20 Agreement by and between the Company and William D. Fugazy, Jr. dated as of February 18, 1998.(2)

     4.21 Form of Non-Qualified Stock Option Agreement pursuant to the Company's 1998 Stock Incentive Plan.(1)

     4.22 Non-Qualified Stock Option Agreement by and between the Company and Sherrilyn D. Farkas dated as of July 29, 1998.(1)

     4.23 Non-Qualified Stock Option Agreement by and between the Company and Mary Jo Needham dated as of July 29, 1998.(1)

     4.24 Non-Qualified Stock Option Agreement by and between the Company and Dale Maurer dated as of July 29, 1998.(1)

     4.25 Non-Qualified Stock Option Agreement by and between the Company and Tamara Pettit dated as of July 29, 1998.(1)

     5.1      Opinion of Ruben & Aronson, LLP.(1)

------------------------
(1)  Filed herewith.
(2) Incorporated by reference to the Company's current report on Form 8-K as filed with the Commission on February 20, 1998.

     10.1     1992 Employee Stock Option Plan of the Company.(3)

     10.2     1996 Stock Option Plan of the Company.(4)

     10.3     1996 Amended Stock Option Plan of the Company.(5)

     10.4     1998 Stock Incentive Plan of the Company.(6)

     23.1     Consent of Corbin & Wertz, Independent Public Accountants.(1)

     23.2     Consent of Ruben & Aronson, LLP (included in Exhibit 5.1).

     24.1     Power of Attorney (included at page 6)






----------------------------------------------------------------------------
(3) Incorporated by reference to the Company's Proxy Statement dated July 16, 1993, as filed with the Commission with respect to its 1993 Annual Meeting.

(4) Incorporated by reference to the Company's Proxy Statement dated September 17, 1996, as filed with the Commission with respect to its 1996 Annual Meeting.

(5) Incorporated by reference to the Company's Proxy Statement dated September 1, 1997, as filed with the Commission with respect to its 1997 Annual Meeting.

(6) Incorporated by reference to the Company's Proxy Statement dated July 17, 1998, as filed with the Commission with respect to its 1998 Annual Meeting.



                                       3